October 30, 2023
Jennifer Tejada
Re: Second Amended and Restated Offer Letter
Dear Jennifer,
This letter agreement (this “Agreement”) sets forth the terms of your continuing employment with PagerDuty, Inc. (the “Company”) and amends and restates the Amended and Restated Offer Letter between you and the Company, dated April 1, 2019, as amended March 19, 2021 (the “First Amended and Restated Offer Letter”).
1.Position.
(a)You will continue to be Chief Executive Officer (the “CEO”). As the CEO, you will report directly to the Company’s Board of Directors (the “Board”).
(b)You will continue to serve as a member of the Board, such continuing service to be subject to stockholder approval in accordance with the Company’s certificate of incorporation and bylaws.
(c)You agree that, to the best of your ability and experience, you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that (i) you will devote substantially all of your business time and attention to the business of the Company, (ii) the Company will be entitled to all of the benefits and profits arising from or incident to all such work services, (iii) you will not render commercial or professional services of any nature to any person or organization without the prior written approval of the Board, and (iv) you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Notwithstanding the above, you may continue, on your own time, at your own expense and so as to not interfere with your duties and responsibilities at the Company to (i) serve as an advisory board member or Board of Directors member at other companies that are not competitive in any manner to the Company, (ii) accept speaking or presentation engagements in exchange for honoraria, and (iii) participate in civic, educational, charitable or fraternal organizations. This Agreement does not prevent you from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange and is a competitor or potential competitor of the Company.
2.Start Date. The effective date of your full-time employment was July 18, 2016.
3.Compensation.
(a)Base Salary. You will be paid a monthly salary at a rate of $50,000.00, which is equivalent to $600,000.00 on an annualized basis, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures and subject to applicable withholding.

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(b)Bonus. You will be eligible to earn an annual bonus of $600,000.00 (subject to applicable withholding) based on achievement of objective and subjective criteria agreed upon by you and the Board. The bonus will be paid as soon as reasonably practicable following the end of the applicable fiscal year (and in any event by April 15 following the end of the applicable fiscal year). You shall be eligible to receive such bonus if the applicable objectives and milestones are achieved while you remain employed by the Company, and you remain in employment with the Company until the payment date of the bonus. For the avoidance of doubt, in the event that your employment with the Company terminates for any reason prior to the payment date of a bonus, you will not earn or be paid such bonus. The Company, in its sole discretion, will determine whether you have earned a bonus (or portion thereof), and its determination will be final and binding.
(c)Annual Review. Your compensation will be reviewed by the Board or the Compensation Committee (the “Compensation Committee”) of the Board annually.
(d)Equity Awards. You were previously granted equity awards (collectively, whether or not granted prior to the date hereof, the “Equity Awards”) under the Company’s 2010 Stock Plan (the “2010 Plan”) and the Company’s 2019 Equity Incentive Plan, as amended (the “2019 Plan,” and together with the 2010 Plan and any successor plan, the “Plans”), which remain subject to the terms, definitions and provisions of the applicable Plan and award agreement; provided that in the event of a Change in Control (as defined below) in which the then unvested Equity Awards that are subject to time-based vesting are not assumed, substituted, continued or cancelled for a per-share amount (or value of property per share) payable to the holders of Common Stock (as defined in the 2019 Plan) in connection with such Change in Control and reduced, if applicable, for the per-share exercise price payable for such unvested Equity Award (such unvested Equity Awards not assumed, substituted, continued or cancelled as described above, the “Terminating Equity Awards”), then one hundred percent (100%) of such Terminating Equity Awards shall automatically vest and, as applicable, become exercisable immediately prior to the Change in Control (or on such prior date as the Board or Compensation Committee determines and communicates in writing to you) and contingent upon the closing or completion of the Change in Control (such acceleration, the “Terminating Award Acceleration”). For the avoidance of doubt, the Terminating Award Acceleration is contingent only on a Change in Control and the conditions set forth herein and does not require your termination of service. Equity Awards that are subject to performance or milestone-based vesting conditions shall be governed by their own terms with respect to treatment in connection with a Change in Control.
4.Benefits. As an employee, you will also be eligible to receive all standard benefits associated with salaried employees.
5.Background Checks. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees in accordance with applicable law. Your job offer, therefore, was contingent upon a clearance of such a background investigation and/or reference check, if any, as well as satisfactory proof of your right to work in the United States.
6.Termination; Severance Benefits. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company.

Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.
In the event that, prior to or after the period that commences three (3) months before and ends twenty-four (24) months after a Change in Control (such period, the “Change in Control Period”), (A) the Company terminates your employment for a reason other than Cause, as defined below, (B) you resign for Good Reason, as defined below, or (C) your employment terminates due to your death or Disability, as defined below, (each, an “Involuntary Termination”), subject to your satisfaction of the Conditions (as defined below) within the Deadline (as defined below), the Company will provide you with the following severance benefits: (a) a cash severance amount equal to the sum of your annual base salary and target annual bonus opportunity, in each case then in effect, plus an additional $12,000; (b) accelerated vesting and exercisability, as applicable, of your then outstanding Equity Awards solely subject to time-based vesting with respect to that number of shares equal to fifty percent (50%) of the number of shares originally subject to such Equity Awards; (c) a prorated amount of your target annual bonus opportunity from the beginning of the Company’s fiscal year until the date of your termination of employment; and (d) provided you timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay directly or reimburse your COBRA premiums for a period of twelve (12) months following your date of termination.
In the event of your Involuntary Termination within the Change in Control Period, the Company will provide you with the following severance benefits: (a) a cash severance amount equal to one and one-half (1.5) times the sum of your annual base salary and target annual bonus opportunity, plus an additional $12,000; (b) accelerated vesting and exercisability, as applicable, of one hundred percent (100%) of your then outstanding Equity Awards solely subject to time-based vesting; (c) a prorated amount of your target annual bonus opportunity from the beginning of the Company’s fiscal year until the date of your termination of employment; and (d) provided you timely elect continued group health plan coverage under COBRA, the Company shall pay directly or reimburse your COBRA premiums for a period of eighteen (18) months following your date of termination; provided that in each case of clauses (a) and (c), annual base salary and target annual bonus opportunity shall be determined based on the rates in effect as of immediately prior to your termination of employment or immediately prior to the Change in Control, whichever is greater). If your Involuntary Termination occurs within the Change in Control Period and prior to the consummation of a Change in Control, then notwithstanding the terms of the Plans and applicable award agreements, your unvested, outstanding Equity Awards solely subject to time-based vesting will remain outstanding for a period of up to three (3) months to allow for the potential acceleration described in clause (b) of the preceding sentence (which, for clarity, will occur upon the Change in Control), with the treatment of Equity Awards subject to performance-based vesting remaining subject to the terms of the applicable award agreements.
The cash severance amounts payable pursuant to the two immediately preceding paragraphs (including prorated bonus amounts) are referred to hereafter as collectively, the “Severance.” The Severance will be paid in a single lump sum on the Company’s first regular payroll date (the “Initial Payment Date”) that occurs following the effective date of the Release, provided that (a) the Initial Payment Date shall fall within the period necessary for the Severance to constitute short-term deferral under Section 409A, and (b) in the event your Involuntary Termination occurs within the Change in Control Period and prior to the consummation of a Change in Control, you initially shall be entitled to the severance payments and benefits applicable in the event of an Involuntary Termination outside the Change in Control Period (with any Severance payable on the

Initial Payment Date) and shall, upon the occurrence of the Change in Control, become entitled to the severance payments and benefits applicable in the event of an Involuntary Termination during the Change in Control Period to the extent not already paid or provided (for clarity, the treatment of Equity Awards in such event is set forth in the immediately preceding paragraph).
For purposes of this Agreement, “Cause” shall mean (i) the conviction of, or the entering a plea of guilty or no contest to or for, any felony, (ii) the commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or other similar conduct materially harmful or potentially materially harmful to the Company’s best interest, as determined by the Board, in its reasonable sole discretion, (iii) the commission of a material breach of any of the covenants, terms and provisions of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (as hereinafter defined) or this Agreement or (iv) the willful and repeated failure to perform assigned duties or responsibilities as the Company’s Chief Executive Officer, which failure is not corrected by you within ten (10) days of written notice from the Board thereof; provided that in each case of clauses (ii) through (iv), the applicable conduct must be willful (i.e., carried out in bad faith or without reasonable belief that such conduct was in the best interests of the Company and its subsidiaries) and materially and demonstrably injurious to the Company and its subsidiaries, taken as a whole. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, after a Change in Control, any arbitrator, court or tribunal that adjudicates any dispute, controversy or claim in connection with this Agreement shall apply a de novo standard of review to any determinations made by the Board or the Company or its affiliates concerning the existence of Cause or your entitlement to severance payments or benefits. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Board or any person or characterization of any decision by the Board or by such person as final, binding or conclusive on any party.
For purposes of this Agreement, “Good Reason” shall mean, without your written consent, (i) a material reduction of your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction; provided, however, that without limiting the foregoing, a requirement that, prior to a Change in Control, you report to a person other than the Board and in connection with or following a Change in Control, a requirement that you report to a person other than the board of directors of the publicly traded parent company of the Company shall in each case be deemed to constitute a material reduction of your duties and responsibilities for purposes of this Agreement; (ii) a material reduction by the Company of your annual base salary or target annual bonus opportunity, in each case as in effect immediately prior to such reduction; (iii) your relocation to a facility or a location more than thirty (30) miles from your then current location which increases your commute time from your principal residence; or (iv) any material breach by the Company of this Agreement.
For the purposes of this Agreement, a “Change in Control” shall have the meaning given to “Change in Control” in the 2019 Plan, provided that, notwithstanding the language in the 2019 Plan, a definition of “Change in Control” (or any analogous term) in an individual written agreement between you and the Company or any Affiliate (as defined in the 2019 Plan) will not supersede the foregoing definition with respect to this Agreement. If a Change in Control (based on the definition thereof as of the time of the event constituting a Change in Control) occurs, the term “Change in Control” may not be subsequently modified in a manner that would cause the event constituting a Change in Control to not so qualify.

For purposes of this Agreement, “Disability” shall mean that you have been unable to perform your duties hereunder as the result of incapacity due to physical or mental illness, and such inability, which continues for at least forty-five (45) consecutive calendar days or ninety (90) calendar days during any consecutive twelve-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to you or to your legal representative (with such agreement on acceptability not to be unreasonably withheld).
To receive the Severance, accelerated vesting of equity awards and COBRA premium benefits described in this Section 6, you must (i) execute a general release of all claims in the form attached hereto as Exhibit A (the “Release”), (ii) resign as a member of the Board and (iii) return all property of the Company in your possession (with (i), (ii) and (iii) collectively, the “Conditions”), all occurring within twenty-one (21) days (or forty-five (45) days if required by the federal Age Discrimination in Employment Act) following the date on which you receive the Release from the Company (the “Deadline”).
You are not required to seek other employment or to attempt in any way to reduce any amounts otherwise payable to you under this Agreement.
7.Section 409A. Notwithstanding anything to the contrary in the foregoing, in the event that you qualify as a specified employee of a publicly traded company, as defined by Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”), then solely to the extent required to avoid the imposition of additional taxes on you under Section 409A, the payment of any severance pursuant to Section 6 shall be delayed until the earlier of the next regular payroll payment date that is at least six months following the date upon which you becomes entitled to such severance payment or your death. Upon the first business day after such earlier date, all payments deferred pursuant to this Section 7 shall be paid in a lump sum to you, and any remaining payments due under this Agreement shall be paid as otherwise provided herein. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Notwithstanding any other provision of this Agreement, with respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. If reasonably requested by the Company or you, the parties shall amend or modify this Agreement in order to comply with the provisions of Section 409A, to the extent applicable.
8.Section 280G. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit you would receive from the Company pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the total amount of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in you receiving, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit to you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced by mutual agreement of the parties. If deemed necessary for compliance with Section 409A, any reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. To the extent any such payment is to be made over time (e.g., in installments), then the Payments shall be reduced in reverse chronological order. In no event will the Company or any stockholder be liable to you for any amounts not paid as a result of the operation of this section. All determinations under this section shall be made by a nationally recognized certified public accounting firm or other professional organization that is selected by the Company prior to a Change in Control for the purpose of making such determinations (which firm shall not, without your consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control) and shall be binding upon the Company and you.
9.Confidentiality Agreement. As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the Company’s form of At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, which prohibits unauthorized use or disclosure of Company proprietary information, among other obligations.
10.Indemnification. The Company shall indemnify you to the fullest extent allowed by law, in accordance with the terms of the Company’s Certificate of Incorporation and Bylaws, subject to the terms and conditions of the Company’s form of Indemnification Agreement for executive officers, and provide customary coverage for you under a directors & officers liability insurance policy to the extent such coverage and policy are provided to the other directors and officers of the Company.
11.Miscellaneous Provisions.
(a)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflicts of law.

(b)Counterparts. This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(c)Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without such provision.
(d)Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.
(e)Arbitration. Except as provided below, you agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration, to the extent permitted by law, to be held in San Francisco County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.
(f)Legal Fees. The Company agrees to pay as incurred (within ten (10) days following the Company’s receipt of an invoice from you), at any time following a Change in Control and to the full extent permitted by law, all arbitration and legal fees and expenses that you may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, you or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof whether such contest is between the Company and you or between either of you and any third party, plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code determined as of the date such legal fees and expenses were incurred; provided that you shall repay to the Company any such legal fees and expenses if your claims are found by a court or arbitral tribunal of competent jurisdiction to be frivolous or brought in bad faith.
YOU HAVE READ AND UNDERSTAND THESE PROVISIONS, WHICH DISCUSS ARBITRATION. YOU UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AGREE TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS LETTER, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION TO THE EXTENT PERMITTED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i)ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;
(ii)ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT;
(iii)ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION, SUBJECT TO APPLICABLE LAW.
To accept the terms of this Agreement, please sign and date this Agreement in the space provided below. A duplicate original is enclosed for your records. This Agreement, together with your At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement and equity award agreements, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written, including without limitation the First Amended and Restated Offer Letter. This Agreement, including, but not limited to, its at will employment provision, may not be modified or amended except by a written agreement signed by you and an authorized member of the Board (other than you).
PagerDuty, Inc.
By:
Zachary Nelson, Chair of the Compensation Committee of the Board
Agreed and Accepted:

Jennifer Tejada
Date: October 30, 2023

EXHIBIT A
FORM OF RELEASE
In consideration for the payments and benefits to be provided pursuant to Section 6 of the Second Amended and Restated Offer Letter (the “Agreement”) entered into by and between Jennifer Tejada (“Executive”) and PagerDuty, Inc., a Delaware corporation (the “Company”), with an effective date of October 30, 2023, Executive agrees to the following:
(a)    Executive represents that Executive has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court.
(b)    Executive expressly waives all claims, whether known or unknown, against the Company and releases the Company, and any of the Company’s past, present or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, stockholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with the Company (collectively, the “Releasees”), from any claims that Executive may have against the Company or the Releasees. It is understood that subject to the exceptions listed below, this release includes, but is not limited to, any claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, Executive’s employment with the Company or its subsidiaries or the termination thereof, including any claims for wages, employment benefits or damages of any kind whatsoever arising out of any legal restriction on the Company’s right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, or any other legal limitation on the employment relationship (the “Release”); provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (i) benefit claims under employee pension benefit plans in which Executive is a participant by virtue of Executive’s employment with the Company or its subsidiaries, benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Release by Executive, or any rights Executive may otherwise have to receive vested amounts under any Company employee benefit plans, (ii) Executive’s rights under any stock option or other equity incentive agreement between Executive and Company (or any successor thereto) or under the stock option or other equity incentive plans of the Company (or any successor thereto), (iii) any rights to ownership as a stockholder of the Company (or any successor thereto), (iv) Executive’s rights under the Agreement, (v) any rights pursuant to an agreement entered into in connection with a Change in Control (as defined in the Agreement) (including, without limitation, agreements entered into between the Company and any acquirer of the Company) or otherwise accruing to Executive as a result of, or related to a Change in Control, (vi) any claims Executive may have for indemnification pursuant to the Company’s certificate of incorporation, bylaws, law, contract, Company policy or any indemnification agreement between Executive and the Company, (vii) any claims for coverage under any applicable directors’ and officers’ insurance policy in accordance with the terms of such policy, (viii) any claims to accrued, unpaid wages or unpaid reimbursements due to Executive, (ix) any rights to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, Securities and Exchange Commission or other similar federal or state administrative agencies or self-regulatory agencies, or (x) any claims arising from events that occur solely after the date Executive signs this Release.

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Nothing herein or in the Agreement shall prohibit or restrict Executive from responding to any inquiry, or otherwise communicating with, any federal, state or local administrative or regulatory agency or authority or participating in an investigation conducted by any governmental agency or authority, or restrict Executive’s rights under the whistleblower provisions of any applicable federal law or regulation, including Executive’s right to receive an award for information provided to any government authority under such law or regulation.
Executive acknowledges that Executive has read and understands Section 1542 of the Civil Code of the State of California (Section 1542), which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Executive waives and relinquishes any rights and benefits which Executive may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Executive acknowledges that Executive may later discover facts different from, or in addition to, those Executive now knows or believes to be true with respect to the claims released in this Release, and agrees the release herein shall be and remain in effect in all respects as a complete release as to all matters released, notwithstanding any such different or additional facts.
Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). Executive understands and warrants that Executive has been given a period of twenty-one (21) days to review and consider this Release or forty-five (45) days if Executive’s termination is part of a group reduction in force. Executive further warrants that Executive understands that, with respect to the release of age discrimination claims only, Executive has a period of seven days (7) after execution of this Release to revoke the release of age discrimination claims by notice in writing to the Company.
EXECUTIVE ACKNOWLEDGES ALL OF THE FOLLOWING:
(A)    I HAVE CAREFULLY READ AND HAVE VOLUNTARILY SIGNED THIS RELEASE;
(B)    I FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS RELEASE, INCLUDING THE WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT; AND
(C)    PRIOR TO SIGNING THIS RELEASE, I HAVE BEEN ADVISED OF MY RIGHT TO CONSULT, AND HAVE BEEN GIVEN ADEQUATE TIME TO REVIEW MY LEGAL RIGHTS WITH AN ATTORNEY OF MY CHOICE.
Executive Signature
Executive Name (Print)
Date